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                                                                     EXHIBIT 5.2

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

                                                November 19, 2002

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

     Re: Comcast Corporation
         Deferred Benefit Plans
         ----------------------

Ladies and Gentlemen:

          We have served as special counsel to Comcast Corporation, a Pennsylvania Corporation (the "Company"), in connection with the registration by the Company of shares of Class A Common Stock, par value $0.01 (the "Shares") which may be issued by the Company pursuant to the Company's 2002 Restricted Stock Plan (the "Restricted Stock Plan") and of obligations (the "Deferred Compensation Obligations") which may be incurred by the Company pursuant to the Company's Deferred Compensation Plan (the "Deferred Compensation Plan"), AT&T Broadband's Deferred Compensation Plan (the "Broadband Deferred Compensation Plan"), the Company's 2002 Deferred Stock Option Plan (the "Deferred Stock Option Plan", and together with the Deferred Compensation Plan, the Broadband Deferred Compensation Plan and the Restricted Stock Plan, the "Deferred Plans") and the filing of a registration statement on Form S-8 relating to the Shares and the Deferred Compensation Obligations (the "Registration Statement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

As such special counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

The Deferred Compensation Plan, the Broadband Deferred Compensation Plan and the Deferred Stock Plan (the "Plans") state that the Plans were established to permit non-employee directors and eligible employees to defer the receipt of compensation otherwise payable to such outside directors and eligible employees in accordance with the terms of the Plans. The Restricted Stock Plan states that the Restricted Stock Plan permits eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Restricted Stock Plan. The Deferred Plans are unfunded and the provisions relating to the deferral of receipt of Deferred Compensation Obligations or Shares are maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of

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management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Deferred Compensation Plan was duly adopted by the Company on February 12, 1974 and amended and restated, effective November 18, 2002, in its current form on November 18, 2002; the Broadband Deferred Compensation Plan was duly adopted by the Company on November 18, 2002 and amended and restated, effective November 18, 2002, in its current form on November 18, 2002; the Deferred Stock Plan was duly adopted by the Company on September 16, 1997 and amended and restated, effective November 18, 2002, in its current form on November 18, 2002; and the Restricted Stock Plan was duly adopted by the Company on December 19, 1990 and amended and restated, effective November 18, in its current form on November 18, 2002, (2) the Plans provisions relating to deferral of the receipt of Deferred Compensation Obligations are maintained primarily for the purpose of providing deferred compensation to non-employee directors and to a select group of management or highly compensated employees and (3) the Restricted Stock Plan provisions relating to deferral of the receipt of Shares are maintained primarily for the purpose of providing the opportunity to defer the receipt of shares upon the vesting of restricted stock to a select group of management or highly compensated employees.

By their express terms, the Deferred Plans potentially result in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Deferred Plans are "employee pension benefit plans" described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, as Deferred Plans that are unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees, the Deferred Plans are subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Deferred Plans are not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Deferred Plans as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Deferred Plans pursuant to the written provisions of the Deferred Plans will not cause the Deferred Plans to fail to comply with parts 1 or 5 of Title 5 of ERISA.

On the basis of the foregoing, we are of the opinion that the provisions of each of the written documents constituting the Deferred Plans comply with the requirements of ERISA pertaining to such provisions.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

          We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we

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are in the category of persons whose consent is required under Section 7 of the
1933 Act or the Rules and Regulations of the Commission.

                                             Sincerely,

                                             /s/ Pepper Hamilton LLP

                                             PEPPER HAMILTON LLP